Exhibit 5.1

March 26, 2015

Cypress Semiconductor Corporation

198 Champion Court

San Jose, CA 95134-1599

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 26, 2015 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 1,222,598 shares of common stock, par value $0.01, of Cypress Semiconductor Corporation (“Common Stock”), reserved for issuance pursuant to the Cypress Semiconductor Corporation Employee Stock Purchase Plan, as amended (the “ESPP”) and 16,033,224 shares of Common Stock reserved for issuance pursuant to the Spansion Inc. 2010 Equity Incentive Award Plan, as amended (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the sale and issuance of the shares of Common Stock under the ESPP and the Plan (collectively, the “Shares”).

It is our opinion that the Shares will be, when issued and sold in the manner referred to in the ESPP and the Plan, legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati